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                                                                      EXHIBIT 99

          ADDITIONAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

     The Company's Annual Report on Form 10-K for the year ended December 31, 1996 (the "Annual Report") contains various forward-looking statements which reflect the Company's current views with respect to future events and financial results. Forward-looking statements usually include the verbs "anticipates," "believes," "estimates," "expects," "intends," "plans," "projects," "understands" and other verbs suggesting uncertainty. The Company reminds stockholders that forward-looking statements are merely predictions which are inherently subject to uncertainties and other factors which could cause the actual results to differ materially from the forward-looking statement. Some of these uncertainties and other factors are discussed in the Annual Report. See "Management Discussion and Analysis of Financial Condition and Results of Operations--Forward Looking Statements." In this Exhibit 99, the Company has attempted to identify additional uncertainties and other factors which may affect its forward-looking statements.

     Stockholders should understand that the uncertainties and other factors identified in the Annual Report and this Exhibit 99 do not constitute a comprehensive list of all the uncertainties and other factors which may affect forward-looking statements. The Company has merely attempted to identity those uncertainties and other factors which, in its view at the present time, have the highest likelihood of significantly affecting its forward-looking statements. In addition, the Company does not undertake any obligation to update or revise any forward-looking statements or the list of uncertainties and other factors which could affect such statements.

     Capitalized terms not otherwise defined below have been defined in the Annual Report.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's forward-looking statements assume, among others, that (i) the Company will meet its planned goals for increased sales and (ii) the Company will secure significant additional outside financing during the next twelve months to repay outstanding principal on its long- term indebtedness and to fund its long-term business strategy. Additional outside financing (or a restructuring of existing obligations) could result in dilution to holders of Common Stock and significant financial and operational restrictions on the Company. See the Annual Report, "Business--Recent Acquisitions and Other Significant Developments" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RELIANCE ON UNIQUE PRODUCTS

     The Company expects to continue to derive a substantial portion of its revenues from sales of The Yellow IRIS family of urinalysis workstations and related supplies and service. The Company believes that it is the only supplier of laboratory systems which fully automate a complete urinalysis, and that this has enabled it to achieve a certain level of gross margins on sales of The Yellow IRIS family. Relatively modest declines in sales or gross margins for these workstations could have a material adverse effect on the Company's revenues and profits.

COMPETITION

     There are numerous companies engaged in active research and development programs within and outside of the clinical laboratory imaging systems field that have considerable experience in areas of interest to the Company. The Company cannot determine if other firms are currently engaged in potentially competitive research. However, any one or more of these firms could develop and introduce products comparable or superior to The Yellow IRIS, The White IRIS, the PowerGene or any other product ultimately developed or acquired by the Company. See the Annual Report, "Business--Competition."





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RELIANCE ON SINGLE SOURCE SUPPLIERS

     Certain key components of the Company's instruments are manufactured according to the Company's specifications or are available only from single suppliers. Some of these suppliers have notified the Company that they have discontinued, or will soon discontinue, production of key components.
Although, in the past, the Company has successfully transitioned to new components to replace discontinued components, there can be no assurance that the Company can successfully transition to satisfactory replacement components or that the Company will have access to adequate supplies of discontinued components on satisfactory terms during the transition period. The Company's inability to transition successfully to replacement components or to secure adequate supplies of discontinued components on satisfactory terms could have a material adverse effect on the Company.

OPTION TO ACQUIRE POLY U/A SYSTEMS, INC.

     In September 1995, the Company and Poly entered into a research and development agreement to develop the Poly Products using the Company's technology. The Company has an option until 121 days after termination of the agreement with Poly to acquire all of the common stock of Poly for an aggregate price increasing on August 1, 1997 from $4.4 million to $5.1 million payable in cash or shares of Common Stock of the Company. If the Company elects to exercise its option, the portion of the net cost of the acquisition allocated to completed products would be capitalized and its subsequent amortization would impact future earnings. For the portion of the net cost of the acquisition allocated to in- process research and development, the Company would record a nonrecurring, noncash (if purchased with Common Stock), charge against then current earnings. See the Annual Report, "Business--Research and Development" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

     The Company has not reached a decision whether to exercise its option to acquire Poly and is under no obligation to do so. However, the Company will periodically review the merits of acquiring Poly and may elect to exercise the option in the future based on factors which are subject to change, including
(i) the progress of research and development of the Poly Products, (ii) the Company's assessment of the commercial feasibility of the Poly Products, (iii) the cost to acquire Poly and (iv) the market price of the Company's Common Stock at the time the Company considers exercising the option.

DEPENDENCE ON KEY PERSONNEL

     The Company's success depends in significant part upon the continued service of certain key personnel, and its continuing ability to attract, assimilate and retain such personnel. Competition for such personnel is intense and there can be no assurance that the Company can retain its key personnel or that it can attract, assimilate or retain other highly qualified personnel in the future. While the Company generally enters into agreements with its employees regarding patents, confidentiality and related matters, the Company does not have employment agreements with most of its key employees. The Company does not maintain life insurance polices on such employees. The loss of key personnel, especially without advance notice, or the inability to hire or retain qualified personnel could have a material adverse effect on the Company.

DEPENDENCE ON COMPUTER PLATFORM

     The Company currently uses the Macintosh computer, manufactured by Apple Computer, as the platform for its PowerGene product line. Apple Computer recently announced its intention to switch the Macintosh to a new operating system in 1998. The Company is evaluating whether to continue use of the Macintosh platform, switch to a Macintosh-compatible platform, or pursue the use of a different platform, such as Windows NT, for the PowerGene product line. In the event that the Company decides to use a Macintosh or a Macintosh-compatible platform, there can be no assurance of Apple Computer's successful and timely transition to a new Macintosh operating system or of the Company's ability to secure adequate supplies and service from Apple Computer or a Macintosh-compatible manufacturer. Any delay or disruption in platform supply or service could adversely affect future sales of the PowerGene product line. Furthermore, if the Company decides to pursue a




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different platform for its products, there can be no assurance of a successful and timely transition to a new platform, and any delay or disruption in supply or service of the new platforms could also adversely affect future sales of the PowerGene product line.

DIFFICULTIES ASSOCIATED WITH INTRODUCTION OF FUTURE PRODUCTS

     The commercial success of the future products and systems planned by the Company depends upon their acceptance by the medical community. Capital-intensive laboratory instruments such as The White IRIS and the Company's other future products can significantly reduce labor costs, improve precision and offer other distinctive benefits. However, often there is resistance to products which require significant capital expenditures or which eliminate jobs through automation.

     There can be no assurance that the Company's new products and systems will achieve significant market acceptance in the future or that sales of such future products and systems will grow at the rates expected by management. Furthermore, new product introductions or product enhancements by the Company's competitors or the use of other technologies could cause a decline in sales or gross margins on sales or loss of market acceptance of the Company's systems.

INTELLECTUAL PROPERTY RIGHTS

     The Company's commercial success depends in part on its ability to protect and maintain its proprietary technology. The Company has received patents with respect to certain of its technologies. Receipt of such patents may not insulate the Company from damaging competition. The validity and breadth of claims in clinical laboratory instrumentation patents involve complex legal and factual questions and, therefore, are highly uncertain. There can be no assurance that the claims allowed under patents held by the Company or under patents based on pending or future patent applications by the Company will be sufficiently broad to protect what the Company believes to be its proprietary rights, that issued patents will not be circumvented by competitors, or that the rights granted under such patents will provide competitive advantages to the Company. There also can be no assurance that other parties will not take, or threaten to take, legal action against the Company, alleging infringement of such parties' patents by current and proposed products of the Company or that any of the Company's patents, or patents in which it has licensed rights, will be held valid and enforceable if subsequently challenged.

     The Company also has trade secrets and unpatented technology and proprietary knowledge related to the sale, promotion, operation, development and manufacturing of its products. While the Company generally enters into confidentiality agreements with its employees and consultants, there can be no assurance that the Company's trade secrets or proprietary technology will not become known or be independently developed by competitors in such a manner that the Company has no practical recourse. Nor can there be any assurance that others will not develop or acquire equivalent expertise or develop products which render the Company's current or future products noncompetitive or obsolete.

     The Company also claims copyrights in its software and the ways in which it assembles and displays images and certain trademark rights in the United States and other foreign countries. There can be no assurance that copyright and trademark protection can be obtained, or if obtained, can or will be enforced or will provide significant commercial advantage to the Company.

     Litigation regarding patent and other intellectual property rights, whether with or without merit, could be time-consuming and expensive and could divert the Company's technical and management personnel. There can be no assurance that the Company's litigation expenses will not increase in the future. Any change in the Company's ability to protect and maintain its proprietary rights could have a material adverse effect on the Company.




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TECHNOLOGICAL CHANGE

     The market for the Company's systems is characterized by rapid technological advances, changes in customer requirements and frequent new product introductions and enhancements. The Company's future success depends upon its ability to enhance its current product lines, to introduce new products that keep pace with technological developments and to respond to evolving customer requirements. Any failure by the Company to anticipate or respond adequately to technological developments by its competitors or to changes in customer requirements, or significant delays in product introduction, could result in a loss of competitiveness and revenues. There can be no assurance that the Company will be successful in developing and marketing new products or product enhancements on a timely or cost-effective basis, and such failure could have a material adverse effect on the Company.

GOVERNMENT REGULATION

     Most of the Company's products are subject to stringent government regulation in the United States and other countries. The regulatory process can be lengthy, expensive and uncertain, and securing clearances or approvals may require the submission of extensive official data and other supporting information. Failure to comply with applicable requirements can result in fines, recall or seizure of products, total or partial suspension of production, withdrawal of existing product approvals or clearances, refusal to approve or clear new applications or notices and criminal prosecution, any of which could have a material adverse effect on the Company. Furthermore, changes in existing federal, state or foreign laws or regulations, or in the interpretation or enforcement thereof, or the discussion or promulgation of any additional laws or regulations could have a material adverse effect on the Company. See the Annual Report, "Business--Government Regulation."

ACQUISITIONS AND EXPANSION

     As part of the Company's strategy to enhance and maintain its competitive position, the Company may from time to time consider potential acquisitions of complementary products, technologies and other businesses. The Company has completed a number of acquisitions in the past two years. The evaluation, negotiation and integration of acquisitions may consume significant time and resources of the Company. There can be no assurance that acquisitions will not have a material adverse effect upon the Company due to, among other things, operational disruptions, integration issues, unexpected expenses and accounting charges associated with such acquisitions.

HEALTHCARE REFORM POLICIES

     Future legislation, regulation or payment policies of Medicare, Medicaid, private health insurance plans, health maintenance organizations and other third-party payors could adversely affect the demand for the Company's current or future products and its ability to sell its products on a profitable basis. Moreover, healthcare legislation is an area of extensive and dynamic change, and the Company cannot predict future legislative changes in the healthcare field or their impact on its business. See the Annual Report, "Management's Discussion and Analysis of Financial Condition and Results of Operations--Healthcare Reform Policies."

PRODUCT LIABILITY

     The Company's products are used to gather information for medical decisions and diagnosis. Accordingly, the manufacture and sale of the Company's products entails an inherent risk of product liability arising from an inaccurate, or allegedly inaccurate, test result. The Company has product liability insurance coverage of $1.0 million per incident and $2.0 million in the aggregate per year, and an umbrella policy of $5.0 million. There can be no assurance that the Company's product liability insurance will be sufficient to protect the Company in the event of a product liability claim.




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CURRENCY FLUCTUATIONS

     The Company acquired a foreign subsidiary in the PSI Acquisition which conducts business in various foreign currencies. Consequently, fluctuations in exchange rates will affect the Company's future consolidated operating results and such fluctuations could have an adverse effect on the Company. The impact of future fluctuations in exchange rates cannot be predicted with any measure of accuracy and will depend on the percentage of international sales. The Company is not currently seeking to hedge the risks associated with fluctuations in exchange rates and therefore continues to be subject to such risks. In the future, the Company may undertake such transactions. If any hedging techniques are implemented by the Company, there can be no assurance that such techniques can be successful in eliminating or reducing the effects of currency fluctuations.




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